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                                                                    EXHIBIT 8.1


                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]


                                  May 7, 2003


Computer Motion, Inc.
130-B Cremona Drive
Santa Barbara, California  93117

Ladies and Gentlemen:

         We have acted as counsel for Computer Motion, Inc., a Delaware corporation ("Computer Motion"), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of March 7, 2003 (the "Merger Agreement") among Computer Motion, Intuitive Surgical, Inc., a Delaware corporation ("Intuitive Surgical"), and Intuitive Merger Corporation, a Delaware corporation, a newly formed and wholly-owned subsidiary of Intuitive Surgical ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Computer Motion (the "Merger") with Computer Motion as the surviving corporation, which will become a wholly-owned subsidiary of Intuitive Surgical. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Intuitive Surgical with the Securities and Exchange Commission, Registration No. 333-104093 (which contains a Joint Proxy Statement/Prospectus) (the "Registration Statement"), the Merger Agreement (including exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also received and relied upon certificates of officers of Computer Motion, Merger Sub and Intuitive Surgical (the "Officers' Certificates"). We have assumed the representations referred to in this letter remain accurate in all respects that are material to this opinion at all relevant times and we have made no investigation or inquiry whatsoever with respect to the accuracy of any such representations. Any variance of the actual facts or the representations contained in the Officers' Certificates could materially affect our opinion as expressed herein and possibly render it wholly or partially inapplicable.

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Computer Motion Inc.
May 7, 2003
Page Two

         In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         2. Any statement made in any of the documents referred to herein as being "to the best of the knowledge" or any other knowledge qualifier of any person or party, is correct without such qualification;

         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

         4. The Merger will be reported by Computer Motion and Intuitive Surgical on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

         5. The arrangement governed by that certain Loan and Security Agreement, dated as of March 7, 2003, entered into between Computer Motion and Intuitive Surgical (the "Bridge Loan"), will be treated as indebtedness of Computer Motion and not as an equity interest in Computer Motion for federal income tax purposes.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, on the date on which the Registration Statement is deemed effective under the Securities Act of 1933, as amended (the "Securities Act") by the Commission, and at the Effective Time, then, for federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code.

         This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Computer Motion Inc.
May 7, 2003
Page Three


         This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. This opinion does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger), specifically including any determination as to the status of the Bridge Loan as debt or equity for federal income tax purposes, and any tax consequences associated with the resolution of the intellectual property litigation (more fully described in the Registration Statement) as a result of the Merger.

         In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect (including but not limited to the assumption that the Bridge Loan will be treated as debt under federal income tax principles), our opinion might be adversely affected and may not be relied upon.

         This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any person other than the addressee, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading "Material United States Federal Income Tax Consequences to the Merger" in the Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act, or the rules or regulations promulgated thereunder, or that we are experts with respect to any portion of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations promulgated thereunder.


                                Very truly yours,

                                /s/ STRADLING YOCCA CARLSON & RAUTH